UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 22, 2016

ANSYS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-20853	04-3219960
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2600 ANSYS Drive, Canonsburg, PA	15317
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s Telephone Number, Including Area Code) (724) 746-3304

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

James E. Cashman Transition Agreement

In connection with its previously announced leadership transition, on December 22, 2016, ANSYS, Inc. (the “Company”) entered into a Transition Agreement (the “Transition Agreement”) with Mr. James E. Cashman III, it’s current Chief Executive Officer and a member of the Board of Directors (the “Board”) of the Company, pursuant to which Mr. Cashman will become the Chairman of the Board, effective as of January 1, 2017. Pursuant to the terms of the Transition Agreement, Mr. Cashman will be employed through April 30, 2019 (or such earlier date as his employment is terminated pursuant to the terms of the Transition Agreement). From the period from January 1, 2017 through February 28, 2018, Mr. Cashman’s will be paid $250,000 in the aggregate, in bi-monthly installments. From the period from March 1, 2018 through April 30, 2019, Mr. Cashman’s will be paid $250,000 in the aggregate, in bi-monthly installments. Mr. Cashman will not be entitled to bonus payments during his employment pursuant to the Transition Agreement. Mr. Cashman will continue to be eligible to participate in all of the Company’s benefit plans subject to the terms of such plans.

In the event that Mr. Cashman’s employment with the Company is terminated by the Company without “cause” prior to April 30, 2019 and subject to entering into an agreed upon release of claims, Mr. Cashman will be entitled to receive an amount equal to three million dollars ($3,000,000) less (i) any salary he has received pursuant to the Transition Agreement and (ii) the aggregate fair market value (determined at the highest of the Company’s stock price on the date such amounts vested or on the date of Executive’s termination of employment or on the date the shares received pursuant to such awards were sold (based on actual sale price)) of any time or performance-based restricted stock units that vested during Mr. Cashman’s employment pursuant to the Transition Agreement (whether granted in connection with the Transition Agreement or otherwise). Such amounts would be payable in equal monthly installments over the 24 month-period following the effective date of the release. In addition, if such termination without “cause” occurs prior to Mr. Cashman reaching age 65, the Company will continue to provide Mr. Cashman with life and health insurance coverage through Company-paid COBRA premiums equal to the Company’s current contributions for Mr. Cashman until the date Mr. Cashman reaches age 65. Mr. Cashman will not be entitled to any severance if his employment with the Company ends for any other reason, including as a result of reaching the end of the term of the Transition Agreement.

Mr. Cashman has agreed to remain subject to the existing non-competition, non-solicitation and non-hire restrictions included in his current employment agreement. Other than those obligations, the terms of the Transition Agreement supersede the terms of Mr. Cashman’s employment agreement.

In connection with the Transition Agreement, the Company will issue Mr. Cashman Restricted Stock Units in an amount equal to $1,800,000 US Dollars calculated on the date of grant as determined under the Company’s equity grant policy (the “RSUs”), subject to the Company’s Fifth Amended and Restated 1996 Stock Option and Grant Plan, as amended, and a Restricted Stock Unit Agreement. The RSUs vest in two installments, with a number of RSUs equal to $800,000 divided by the closing price of the Company’s common stock on the business day prior to the grant date vesting on February 28, 2018, and the remainder of the RSUs vesting on April 30, 2019, subject to Mr. Cashman’s continued employment pursuant to the Transition Agreement through the applicable date.

The foregoing descriptions are qualified in their entirety by reference to the full text of the Transition Agreement attached hereto as Exhibit 10.1, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Transition Agreement between ANSYS, Inc. and James E. Cashman III, effective as of December 31, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANSYS, INC.

Date: December 23, 2016	By:	/s/ Sheila S. DiNardo
Sheila S. DiNardo – Vice President, General Counsel & Secretary

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

10.1	Transition Agreement between ANSYS, Inc. and James E. Cashman III, effective as of December 31, 2016.